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                                                                     EXHIBIT 4.5

                           SENIOR TERM LOAN AGREEMENT


         THIS SENIOR TERM LOAN AGREEMENT, dated as of May 17, 1996, is entered into between IAI ALASKA I CORPORATION, a Nevada Corporation ("Borrower"), and CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION ("Lender"), in light of the following facts:

         WHEREAS, Borrower and International Lease Finance Corporation, a California corporation ("ILFC"), have previously entered into that certain Aircraft Purchase and Sale Agreement, dated as of December 21, 1995 (the "Aircraft Sale Agreement"), pursuant to which Borrower purchased from ILFC one
(1) McDonnell Douglas MD-82 aircraft bearing manufacturer's serial number 49925 and United States Federal Aviation Administration ("FAA") registration number N941AS with two (2) Pratt & Whitney JT8D-219 engines bearing manufacturer's serial numbers P725407DCN and P725430DCN (or any replacement engines for either of the foregoing engines) (the "Aircraft") which is currently being leased to ALASKA AIRLINES, INC., an Alaskan corporation ("Lessee");

         WHEREAS, Borrower has requested that Lender provide Borrower with a senior loan of Fourteen Million Six Hundred Fifty Thousand U.S. Dollars (US$ 14,650,000) to refinance a portion of the purchase price in connection with Borrower's purchase of the Aircraft from ILFC; and

         WHEREAS, on the terms and conditions contained herein, Lender has agreed to provide Borrower with a senior loan of Fourteen Million Six Hundred Fifty Thousand U.S. Dollars (US$ 14,650,000) to refinance a portion of the purchase price of the Aircraft.

         NOW THEREFORE, in consideration of the foregoing, mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1.      DEFINITIONS; CONSTRUCTION

                 1.1      Definitions.  For purposes of this Agreement, the
                   following capitalized terms shall have the following meanings:

                 "Agreement" shall mean this Senior Term Loan Agreement between Borrower and Lender, together with all of the exhibits and schedules hereto.





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                 "Aircraft" shall have the meaning ascribed to such term in the recitals to this Agreement.

                 "Aircraft Sale Agreement" shall have the meaning ascribed to such term in the recitals to this Agreement.

                 "Aircraft Loan Date" means the date of the Borrowing of the Loan for the purchase of the Aircraft.

                 "Aircraft Original Sale Price" shall mean Twenty-One Million Seven Hundred Fifty Thousand U.S. Dollars (US$ 21,750,000).

                 "Aircraft Sale Agreement" shall have the meaning ascribed to such term in the recitals to this Agreement.

                 "Aircraft Secured Promissory Note" shall have the meaning ascribed to such term in Section 2.3 hereof.

                 "Asset" shall mean any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

                 "Borrower" shall have the meaning set forth in the introduction to this Agreement.

                 "Borrowing" shall mean the borrowing under the Loan made by Lender to Borrower for the purchase of the Aircraft.

                 "Business Day" shall mean a day (other than a Saturday or Sunday) upon which banks are open for the transaction of business of the kind contemplated by this Agreement in Los Angeles, California.

                 "Contractual Obligation" shall mean, as applied to any Person, any provision of any security agreement entered into by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other material instrument to which that Person is a party or by which it or any of its owned Assets is bound or to which it or any of its owned Assets is subject.

                 "Debt" shall mean, with respect to any Person, the aggregate amount of, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, letters of credit,





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notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products; (c) all capitalized lease obligations of such Person; (d) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person whether or not such obligation or liability is assumed; (e) all obligations guarantied by such Person or in respect of which such Person acts as surety; and (f) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade payables which are incurred in the ordinary course of such Person's business consistent with past practices.

                 "Event of Default" shall have the meaning ascribed to such term in Section 11.1 hereof.

                 "FAA" shall mean the Federal Aviation Administration of the Department of Transportation or any successor thereto under the Laws of the U.S.

                 "First Quarterly Payment Date" shall have the meaning ascribed to such term in Section 4.1 hereof.

                 "Highest Lawful Rate" shall mean, the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received, or collected by Lender in connection with this Agreement, the Aircraft Secured Promissory Note, or any other document executed in connection herewith or therewith.

                 "Indemnified Liabilities" shall have the meaning ascribed to such term in Section 12.2 hereof.

                 "Indemnitee" shall have the meaning ascribed to such term in
Section 12.2 hereof.

                 "Interest Rate" shall have the meaning ascribed to such term in Section 3.1 hereof.

                 "Investment" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for expenditures in the ordinary course of such Person's business), or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable from that other Person which did not arise from sales or the





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rendition of services to that other Person in the ordinary and usual course of such Person's business, and deposit accounts (including certificates of deposit).

                 "Junior Lender" shall mean INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation.

                 "Junior Loan Agreement" shall mean that certain Junior Loan Agreement, dated as of December 21, 1995, entered into between Borrower and Junior Lender.

                 "Junior Loan" shall mean the junior loan of Four Million three Hundred fifty Thousand U.S. Dollars (US$ 4,350,000) provided by Junior Lender to Borrower pursuant to the Junior Loan Agreement.

                 "Lien" shall mean any lien, mortgage, assignment (including any assignment of rights to receive payments of money), pledge security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

                 "Loan" shall have the meaning ascribed to such term in Section 2.1(a) hereof.

                 "Loan Date" shall mean the date on which the Borrowing of the Loan is advanced by Lender to Borrower.

                 "Material Adverse Effect" shall mean a material and adverse effect on the business, operations, Assets, or condition (financial or otherwise) of a Person.

                 "Maturity Date" shall mean May 17, 2001.

                 "Mortgage" means that certain Senior Mortgage, Security Agreement and Assignment of Rents of even date herewith entered into between Lender and Borrower, pursuant to which Borrower granted Lender a first priority security interest in the Aircraft.

                 "Overdue Rate" shall have the meaning ascribed to such term in
Section 3.2 hereof.

                 "Parent" means International Aircraft Investors, a California corporation.





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                 "Parts" means all appliances, parts, components, modules,
instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete engines) whether now owned or hereafter acquired which may from time to time be incorporated in the Aircraft or any engine on any Aircraft (and "Part" means any of the foregoing) and, after removal therefrom, so long as such Part is considered a Part associated with the Aircraft or an engine on such Aircraft.

                 "Permitted Liens" shall mean any of the following Liens:

                          (a) Liens in favor of Lender arising by reason of this Agreement;

                          (b) Liens in favor of Junior Lender arising by reason of the Junior Loan Agreement;

                          (c) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith;

                          (d) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith;

                          (e) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                          (f)     judgment Liens in existence less than thirty
         (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance;

                          (g) liens on the Aircraft in favor of the lessee of such Aircraft which result from the leases on such Aircraft; and

                          (h) Liens on the Aircraft which are "Permitted Liens" under the existing lease and any other leases for the Aircraft; provided, however, that such other leases are approved by Lender.





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                 "Person" shall mean natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, vehicle trusts, business trusts or other organizations irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                 "Quarterly Payment Date" shall have the meaning ascribed to such term in Section 4.1 hereof.

                 "Related Documents" shall mean the Aircraft Sale Agreement, the Pledge Agreement, the Mortgage, and all other agreements, documents, or instruments other than this Agreement and the Aircraft Secured Promissory Note, delivered from time to time in connection with the transactions contemplated by this Agreement.

                 "Subsidiary" shall mean any company or corporation a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) is, as of the date any determination thereof is to be made, owned by a Person or one or more of such Person's Subsidiaries.

                 "Taxes" shall mean any taxes, charges, fees, levies or other assessments based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium, property or conduct of business, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority.

                 "Transaction Documents" shall mean this Agreement, the Aircraft Secured Promissory Note, the Related Documents, and all other agreements or instruments executed and delivered or to be executed and delivered pursuant hereto or thereto or in connection herewith or therewith, or in connection with any of the transactions contemplated hereby or thereby.

                 "Unmatured Event of Default" shall mean an event, act, or occurrence which, with the giving of notice or the lapse of time (or both), would become an Event of Default.

                 1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the terms "include" and "including"





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are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or". The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this
Agreement.   Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement, the Aircraft Secured Promissory Note, or any of the Related Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

                 1.3 Exhibits. All of the exhibits or schedules attached hereto shall be deemed incorporated herein by reference.

         2.      AMOUNT OF LOAN

                 2.1      Loan

                          (a)     Loan.  Subject to the terms and conditions
contained herein, Lender agrees to make a loan to Borrower in one Borrowing and in the principal amount equal to Fourteen Million Six Hundred Fifty Thousand U.S. Dollars (US$ 14,650,000) (the "Loan"). The Loan Amount will be advanced to Borrower on a date agreed upon by Borrower and Lender. Any amount repaid on the Loan may not be reborrowed by Borrower.

                          (b)     Advancement of Loan.  Unless agreed to
otherwise, Borrower will provide Lender with notice of the date on which Borrower wants the Loan extended to it on the Business Day prior to the date set forth in such notice. The Loan will be extended to Borrower on the date set forth in such notice,

                 2.2 Purpose of Loan. The proceeds of the Loan will be used by Borrower solely to refinance debt presently owed to AIG Capital Corp. with respect to the purchase the Aircraft from ILFC.

                 2.3 Aircraft Secured Promissory Note. The Loan will be evidenced by a secured promissory note (the "Aircraft Secured Promissory Note"). The form of such Aircraft Secured Promissory Note is attached hereto as Exhibit A. The Aircraft Secured Promissory Note shall evidence the aggregate outstanding principal balance of the Loan together with any and all accrued and unpaid interest thereon.





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         3.      INTEREST AND FEES

                 3.1 Interest Rate. The Loan shall accrue interest at a rate equal to 7 and 3/4 percent (7.75%) per annum, (the "Interest Rate"). Interest on any overdue portion of the balance due hereunder will accrue interest according to the provisions for late payment hereunder.

                 3.2 Overdue Rate. Any payments of principal, interest (to the extent permitted by law both before and after judgment) with respect to the Loan, fees, expenses, or other amounts payable to Borrower which are not paid when due hereunder or declared due, whether at maturity, by acceleration, by lapse of time or otherwise, shall bear interest thereafter, at a per annum interest rate (the "Overdue Rate") which is equal to the Interest Rate plus three percent (3.0%).

                 3.3 Computation of Interest. All computations of interest with respect to the Loan and all computations of interest due under
Section 3.2 hereof for any period shall be calculated on the basis of a year of three hundred sixty (360) days with ninety (90) day quarter. Interest shall accrue from the Loan Date (or the date on which interest or other payments are due, if applicable), to the date of repayment of the Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof.


         4.      TERMS OF LOAN

                 4.1 Payment of Principal and Interest on the Loan. Principal and interest due with respect to the Loan shall be due and payable quarterly in arrears, commencing on August 17, 1996, (the "First Quarterly Payment Date") and continuing on the same day of each third month thereafter (each a "Quarterly Payment Date") until and including the Maturity Date on which date the entire outstanding principal balance and all accrued and unpaid interest shall be due and payable. The amount of the payments of principal and interest on the loan shall be Five Hundred Ten Thousand U.S. Dollars (US$ 510,000).

                 4.2 Voluntary Prepayments. At any time, Borrower may, upon at least one (1) Business Day prior written notice, prepay the Loan in whole or in part without penalty or premium.





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         5.      MANDATORY PREPAYMENTS FROM THE PROCEEDS FROM THE SALE OR TOTAL
LOSS OF AN AIRCRAFT

                 5.1 Payment of Proceeds of Sale or Total Loss. Upon the sale or total loss (as defined in the Lease) of the Aircraft, Borrower will repay in full the outstanding principal balance of the Loan and any and all accrued and unpaid interest thereon.

         6.      PLACE AND MANNER OF BORROWING AND PAYMENT

                 6.1 Manner and Time of Payment. All payments of principal and interest in respect of the Loan payable to Lender shall be made without condition or reservation of right in United States Dollars and in immediately available funds to Lender at:

                          City National Bank,
                          Westside Commercial Banking Center
                          400 No. Roxbury Drive, Suite 300
                          Beverly Hills, CA 90210

         Until the loan is paid in full, Borrower shall instruct any Lessee of the Aircraft to make lease payments directly to CNB. Upon receipt of such lease payments, CNB shall apply the payment first to accrued but unpaid interest and then to any principal payment then due. Any lease amounts prepaid over one month in advance shall be applied to principal payments due in their order of maturity.

                 6.2 Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, then such payment shall be due and payable on the immediately preceding Business Day.

                 6.3 No Deductions or Withholdings. All payments by Borrower hereunder or under the Aircraft Secured Promissory Note, including, without limitation, principal and interest, will be made in full without any deduction or withholding whether in respect of set-off, counterclaim, duties, or taxes imposed in the United States of America or any jurisdiction from which such payments are made unless Borrower is prohibited by law from doing so, in which event Borrower will gross up the payment amount such that the net payment received by Lender after any deduction or withholding equals the amounts called for hereunder or under the Aircraft Secured Promissory Note. Borrower will also do all of the following:





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                          (a)     Ensure that the deduction or withholding does
         not exceed the minimum amount legally required.

                          (b) Pay to the relevant government entities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including the full amount of any deduction or withholding from any additional amount paid pursuant hereto).

                          (c) Furnish to Lender within thirty (30) days after each payment an official receipt of the relevant government entities involved for all amounts so deducted or withheld.

                 6.4 Value Added Taxes. The principal, interest and fees payable by Borrower hereunder or under the Aircraft Secured Promissory Note are exclusive of any value added tax, turnover tax or similar tax or duty. If a value added tax or any similar tax or duty is payable in any jurisdiction in respect of any principal, interest, fee or other amounts as aforesaid, Borrower will pay all such tax or duty and indemnify Lender against any claims for the same and any related claims, losses or liabilities.

         7.      CONDITIONS TO THE LOAN

                 7.1 Conditions Precedent to the Loan. The obligation of Lender to make the Loan specified in Section 2.1 hereof is subject to the fulfillment and satisfaction of the each of the following conditions precedent on or before the Loan Date:

                          (a)     The Loan Date shall occur on or before May
31, 1996;

                          (b) Lender shall have received the Aircraft Secured Promissory Note duly executed by Borrower to the order of Lender;

                          (c) Borrower shall have executed, delivered, and caused to be recorded, the Mortgage;

                          (d) Lender shall have received the Articles of Incorporation (and any amendments thereto) of the Borrower;

                          (e) Lender shall have received a certificate from the Secretary of the Borrower attesting to the resolutions of the Borrower's board of directors, authorizing the execution, delivery, and performance of this





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         Agreement, the Related Documents, and the other documents contemplated herein or therein, and the issuance of the Secured Promissory Note, and authorizing specific officers of the Borrower to execute same;

                          (f) Lender shall have received a signature and incumbency certificate for the officers of the Borrower who will execute this Agreement, the Aircraft Secured Promissory Note, the Related Documents, and the other documents contemplated herein or therein to which Borrower is a party, which certificate has been certified by the secretary of the Borrower;

                          (g) Lender shall have received the written opinion of the Legal Counsel for Borrower, in form and substance satisfactory to Lender and its counsel, covering the matters set forth in the form of opinion contained in Exhibit B attached hereto;

                          (h) No Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of the Borrowing of the Loan nor shall either result from the making of the Borrowing of the Loan;

                          (i) There is no litigation or proceeding pending or threatened against or affecting Borrower, the result of which might materially affect the financial condition, business or operations of Borrower, and there has been no materially adverse change in the financial condition of Borrower since the date of execution of this Agreement; and

                          (j) The representations and warranties contained in Section 8 of this Agreement are true and correct as of the date of the Borrowing of the Loan; provided, however, that the representations and warranties contained herein with respect to the accuracy of financial statements shall be deemed to be made with respect to the financial statements most recently delivered to the Lender.

         8.      REPRESENTATIONS AND WARRANTIES OF BORROWER

                 In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties which shall be true and correct in all material respects as of the Loan Date and such representations and warranties shall survive the execution and delivery of this Agreement and the Aircraft Secured Promissory Note and the making of the Loan:





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                 8.1      Organization.  Borrower (1) is a Corporation duly
organized, validly existing and in good standing under the laws of Nevada and
(2) has all requisite power and authority to own, operate, and encumber its Assets and to conduct its business as presently conducted and as proposed to be conducted in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents.

                 8.2      Authority.

                          (a)     Borrower has the requisite power and
         authority to execute, deliver, and perform each of the Transaction Documents executed by it, or to be executed by it.

                          (b) The execution, delivery, and performance of each of the Transaction Documents to which Borrower is a party and the consummation of the transactions contemplated thereby, has been duly approved by the board of directors of Borrower and no other proceedings on the part of Borrower is necessary to consummate such transactions.

                          (c) Each of the Transaction Documents to which Borrower is a party has been duly executed and delivered by Borrower constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and is in full force and effect except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally; (b) the limitation of certain remedies by certain equitable principles of general applicability; and (c) the fact that the rights to indemnification thereunder or hereunder may be limited by securities laws.

                 8.3 No Conflict. The execution, delivery, and performance of each of the Transaction Documents to which Borrower is a party and each of the transactions contemplated thereby do not and will not (a) conflict with or violate Borrower's Articles of Incorporation, or (b) conflict with, result in a breach of, constitute (with or without notice or lapse of time) a default under, or require termination of, any of the Transaction Documents, any material indenture, mortgage or other agreement or instrument to which Borrower is a party or by which any of its properties may be bound, or
(c) result in or require the creation or imposition of any lien upon any of the Assets of Borrower (other than liens in favor of Lender or Junior Lender arising pursuant to the Transaction Documents), or (d) require any approval of stockholders, or any approval or consent of any Person under any other





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Contractual Obligations to which Borrower is a party which approval or consent, as the case may be has not already been obtained prior to the date hereof.

                 8.4 Government Consent. The execution, delivery, and performance of each Transaction Document to which Borrower is a party and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any regulatory body or authority in the United States of America, Nevada or California.

                 8.5 Payment of Taxes. All tax returns and reports of Borrower required to be filed, have been timely filed (inclusive of any permitted extensions), and all taxes, assessments, fees, and other governmental charges thereupon and upon its assets, income, and franchises which are shown on such returns or reports as being due and payable, have been paid when due and payable, except such taxes, if any, that are reserved against in accordance with generally accepted accounting principals in the United States of America and are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted. Borrower has no knowledge of any proposed tax assessment against it which is not either going to be paid prior to it becoming delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted by such Person with appropriate reserves made for such assessment in accordance with generally accepted accounting principals.

                 8.6 Litigation; Adverse Facts. Except as previously disclosed to Lender in writing: (a) there is no action, suit, proceeding, or arbitration (whether purportedly on behalf of Borrower) at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened against or directly affecting Borrower which is reasonably likely to result in a Material Adverse Effect on Borrower or may reasonably be expected to materially adversely affect Borrower's ability to perform its obligations hereunder or under the Aircraft Secured Promissory Note; or (b) Borrower is not subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in a manner which would have a Material Adverse Effect on Borrower; and (c) (i) as of the date hereof or on the Loan Date, there is no action, suit, proceeding or, to the best of Borrower's knowledge or belief, investigation pending or, to the best of Borrower's knowledge or belief, threatened against or directly affecting Borrower, which questions the validity or the enforceability of this Agreement, the Related Documents, or the Aircraft Secured Promissory Note; and
(ii) after the





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Loan Date, there is no action, suit or proceeding pending against or affecting
Borrower, pursuant to which, on the date of the making of any Loan hereunder, there is in effect a binding injunction materially and adversely affecting the validity or the enforceability of the sale of the Aircraft, this Agreement, the Related Documents, or the Aircraft Secured Promissory Note.

                 8.7 Consents. Other than such as may have previously been obtained, no consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by Borrower of this Agreement, the Related Documents, or the Aircraft Secured Promissory Note.

                 8.8 Title to Properties; Liens. Except for Permitted Liens, all of the Assets of Borrower are free from all Liens of any nature whatsoever. Borrower has good and sufficient title to all of the material Assets reflected in its books and records as being owned by it.

                 8.9 Licenses, Patents, Trademarks, and Intellectual Property. Borrower has all necessary patents, patent rights, license agreements, trademarks, trademark rights, trade names, trade name rights, copyrights, and franchise agreements in order for it to conduct its businesses and to operate its Assets substantially as now operated, as the case may be, without known conflict, other than as previously disclosed in writing, with the rights of third Persons, except where the failure to obtain same could not reasonably be expected to have a Material Adverse Effect on Borrower and all of same are valid and subsisting, except where such lack of validity or subsistence could not reasonably be expected to have a Material Adverse Effect on Borrower. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Borrower. Except as previously disclosed in writing, Borrower has not been charged or, to Borrower's knowledge, is threatened to be charged with any infringement of, nor has it infringed on any unexpired registered domestic trademark, trademark registration, trade name, patent, copyright, copyright registration, or other proprietary right of any Person, which charge or threat could reasonably be expected to have a Material Adverse Effect on Borrower.

                 8.10 Burdensome Agreements. Except as previously disclosed in writing, Borrower is not a party to any unusual or unduly burdensome agreement or undertaking which could reasonably be expected to have a Material Adverse Effect on Borrower. Borrower is not subject to any unusual or unduly burdensome court order, writ, injunction, or decree of any court or government instrumentality,





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
domestic or foreign, which could reasonably be expected to have a Material Adverse Effect on Borrower.

                 8.11 Existing Defaults. Except as previously disclosed in writing, Borrower is not in default under any Contractual Obligation, the effect of which would be a Material Adverse Effect on Borrower. Except as previously disclosed in writing, Borrower is not in violation of any law, ordinance, rule or regulation to which it or any of its Assets is subject, the failure to comply with which would have a Material Adverse Effect on Borrower.

                 8.12 Foreign National. Borrower is not a "national" of a "designated foreign country" (or a person defined as a "designated national" or a "specially designated national") within the definitions in the Foreign or the Cuban Assets Control Regulations of the United States Treasury Department, 31 CFR, Subtitle B, Chapter V, as amended, or any regulation or ruling issued thereunder.

         9.      AFFIRMATIVE COVENANTS

                 Borrower and Lender covenant and agree, so long as the Loan hereunder shall be outstanding and until the full and final payment of the Loan and the performance of all obligations of Borrower, as follows:

                 9.1 Payment of Principal and Interest. Borrower will duly and punctually pay all principal and interest due hereunder at the time and place and in the manner specified herein.

                 9.2 Accounting Records and Inspection. Borrower shall maintain adequate financial and accounting books and records in accordance with sound business practices and generally accepted accounting principles consistently applied, and permit any representative of Lender, upon reasonable written notice to Borrower, at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and discuss its affairs, financing, and accounts with its officers and independent public accountants. Borrower shall furnish Lender with any information reasonably requested regarding Borrower's business or finances promptly upon such entity's request. Borrower shall permit those Persons designated by Lender to visit and inspect, during Borrower's normal business hours, any of the Assets of Borrower upon reasonable notice and as often as may be reasonably requested.

                 9.3 Financial Statements.  Borrower shall furnish Lender:

                          (a) as soon as practicable after the end of each fiscal year, but in no event later than one hundred and twenty (120) days after the end of such fiscal year, balance sheets of Borrower as of the end of such year, profit and loss statements and statements of cash flow (which cash flow statement need not be certified) of Borrower for such year, setting forth in each case in comparative form, figures for the previous fiscal year, all in reasonable detail and certified by the Chief Financial Officer of Borrower.

                          (b) as soon as possible and, in any event, within five (5) days after Borrower has knowledge, notice of: (1) the occurrence of any Event of Default or event which with the giving of notice or lapse of time, or both, would result in an Event of Default; or (2) any default or event of default as defined in any evidence of Debt of Borrower or under any agreement, indenture, or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default is waived.

                          (c) with prompt written notice of: (1) a material adverse effect on Borrower's consolidated condition (financial or otherwise) or operations; (2) a material breach of or noncompliance with any term, condition or covenant contained in this Agreement, the Aircraft Secured Promissory Note, or the other Transaction Documents; or (3) a material breach of or noncompliance with any material term, condition, or covenant of any material contract to which Borrower is a party or by which any of its Assets may be bound;

                          (d) with prompt written notice of any claims, proceedings, or disputes against, or to the knowledge or belief of Borrower, threatened or directly affecting Borrower, which involve monetary amounts of Five Hundred Thousand U.S. Dollars (US$ 500,000) or more or which are reasonably likely to have a Material Adverse Effect on Borrower or any material labor controversy resulting in or threatening to result in a strike against Borrower which could have a Material Adverse Effect on Borrower or any proposal by any public authority of which Borrower has knowledge to acquire any of the material Assets or businesses of Borrower.

                          (e) promptly upon becoming aware of the filing against Borrower of an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower is taking or proposes to take with respect thereto;

                          (f) prompt notice of: (1) all legal or arbitral proceedings, and all proceedings by or before any governmental regulatory authority or agency, directly affecting Borrower which involve monetary amounts of Five Hundred Thousand U.S. Dollars (US$ 500,000) or more, or which are reasonably likely to have a Material Adverse Effect on Borrower, or on the timely payment of the principal of or interest on the Loan, or the enforceability of this Agreement, the Related Documents, or the Aircraft Secured Promissory Note, or the rights and remedies of Lender hereunder or thereunder, as applicable;
         (2) any information coming to the attention of Borrower relating to any action taken or proposed to be taken by any Person which is reasonably likely to have a material adverse effect on the ability of Borrower to perform its obligations under this Agreement, the Related Documents, or the Aircraft Secured Promissory Note, as applicable; and

                          (g) upon demand, furnish Lender with such information as it may reasonably request with respect to the financial condition and affairs of Borrower.

                 9.4 Other Debt. Borrower will promptly pay and discharge any and all indebtedness whether for borrowed money or otherwise, liens, charges or obligations when due, including all taxes and assessments, except such as may in good faith be contested or disputed or for which arrangements for deferred payment have been made, provided provision is made to the satisfaction of Lender for the eventual payment thereof in the event it is found that such indebtedness, obligation or tax is an indebtedness, obligation or tax payable by Borrower and when such dispute or contest is settled and determined, will promptly pay the full amount then due; provided, however, that Borrower shall not be in breach of this covenant unless: (a) Borrower fails to pay when due or declared due installments on debt which installments in the aggregate are equal to or greater than One Hundred Thousand U.S. Dollars (US $100,000); or (b) Borrower fails to pay when due two (2) or more payments to more than one (1) lender on Debt.

                 9.5 Conduct of Business. Borrower will maintain and preserve its existence, conduct its business in an orderly, efficient manner, without voluntary interruption; keep its properties useful or necessary in its business in good working order and condition, and from time to time make all needed repairs, renewals and replacements thereto, so that the efficiency of its properties shall be fully preserved; will comply with all applicable laws and regulations of governmental agencies; and will duly qualify to do business and maintain such qualification in each jurisdiction where its ownership of property or conduct of business requires such qualification.

                 9.6 Insurance. Borrower shall, at no cost to Lender, maintain or cause to be maintained with insurers and through recognized brokers, in full force and effect during the term of the loan until two (2) years after the date of full repayment, full liability insurance in respect of the Aircraft with Lender as an additional insured, and otherwise subject to all the terms and conditions set out below.

If the Aircraft is sold, transferred, leased or operated by a third party during such two (2) year period, Borrower and/or the lessee of the Aircraft (the "Insured") will cause such subsequent owner, lessee or operator to obtain the insurance referred to below so that Lender is fully protected by such insurance for the entire two (2) year period. Such insurance shall include the following provisions:

         (a) The Insurers agree that the Lender shall not be liable for, nor have any obligation to pay, any premium due hereunder, and the Insurers further agree that they shall not offset or counter-claim any unpaid premium against the interest of the Lender.

         (b) The Insurers agree to waive all of their rights of subrogation against the Lender.

         (c) The policy shall contain a cross liability clause to the effect that this insurance, except for the limits of liability, shall operate to give the Lender and Insureds the same protection as if there was a separate policy issued to each of them.

         (d) The Insurers agree that this insurance shall be primary insurance without any right of contribution from any other insurance which is carried by the Lender or by the Insured and the Insurer's liability shall not be affected by any other insurance of which any of Lender or Insured have the benefit so as to reduce the amount payable to the Lender under the policy.

         (e) The Insurers agree that as respects the interest of the Lender this insurance shall in accordance with Lloyds Aviation 28 Breach of Warranty Endorsement not be invalidated by any action or inaction of the Insured and shall insure the Lender and its directors, officers, agents, and employees regardless of any breach or violation of any warranty, declaration or condition contained in the policy by the Insured or by the omission or neglect, or by the performance of any act in violation or any terms or conditions of the policy or because of the subjection of the property to any conditions, uses or operations not permitted by the policy or because of a use or operation of the property which is, by the terms of the policy, specifically excluded from coverage or because of any false statement concerning this policy or the subject thereof, by the Insured or the Insured's employees, agents or representatives, whether occurring before or after attachment of this Agreement, or whether before or after the loss.

         (f) The Insurers shall promptly notify the Lender in the event of cancellation or of any change whatsoever of a restrictive nature affecting the insurance certified hereunder or in the event that any premium or installment of premium shall not be paid when due. The Insurance shall continue unaltered for the benefit of the Lender and its officers, agents, and employees for at least thirty (30) days after written notice by registered mail of such cancellation change or non-payment of premium or installment thereof shall have been received by Lender except in the case of war risk for which seven (7) days notice will be given.

         (g) Irrespective of any war, Hi-Jacking, Confiscation and other related perils exclusion clause(s) (e.g. London endorsement form AVN 48B or wording of similar intent) the Insurers agree that coverage afforded shall apply for the benefit of the Lender to the same extent as would have applied had such exclusion clause(s) not been made a part of any such policy.

                 9.7 Compliance with Laws. Borrower shall exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would have a Material Adverse Effect on Borrower.

                 9.8 Subsequent Leases. Borrower will obtain Lender's prior written approval, not to be unreasonably withheld, with respect to the lease of the Aircraft to any new lessee. Borrower will provide a copy of the proposed lease agreement with such new lessee. Lender will have the right to approve the form and substance thereof with respect to those terms and provisions relevant to Lender's interest such as amount of rent payable, insurance, registration, maintenance and return condition. With respect to other terms and provisions of the lease, Borrower will use its best efforts to negotiate with the new lessee such terms and conditions as Lender reasonably may request. In order to secure, among other things, its obligations hereunder, Borrower will assign all of its rights under such lease to Lender pursuant to a written assignment agreement acceptable to Lender, and obtain such Lessee's acknowledgment that Lease payments are to be paid directly to CNB.

                 9.9 Preservation of Existence. Borrower will maintain its existence and all of its material rights, privileges, and franchises in every jurisdiction in which the character of the property owned or the nature of the business transacted by its or its obligations and duties arising under or pursuant to any of the Transaction Documents requires such qualification.

                 9.10 Further Assurances. At any time or from time to time upon the reasonable request of Lender, Borrower shall and shall cause the appropriate person to execute, acknowledge, deliver, and cause to be recorded or registered (if so requested) all such additional instruments, and documents and further assurances of title and shall do or cause to be done all such further acts and things as may reasonably be necessary to effectuate fully the intent and purposes of this Agreement, the Aircraft Secured Promissory Note, the Related Documents, and any other agreement entered into in connection with Lender's extension of the Loan to Borrower and to provide for payment of the Loan made hereunder with interest thereon in accordance with the terms of this Agreement and the Aircraft Secured Promissory Note.

         10.     NEGATIVE COVENANTS

                          Borrower covenants and agrees that from the date
hereof, and so long as the Loan hereunder shall be outstanding and until the full and final payment of the Loan and the performance of all obligations of Borrower hereunder, without the prior written consent of Lender first having been obtained, to perform each and all of the covenants applicable to it:

                 10.1 Debt. Borrower shall not create, incur, assume, permit, guarantee, or otherwise become, or remain, directly or indirectly, liable with respect to any Debt, except:

                          (a) Borrower may become and remain liable with respect to the Debt evidenced by the Aircraft Secured Promissory Note and this Agreement;

                          (b) Borrower may become and remain liable with respect to the Debt evidenced by the Junior Loan Agreement;

                          (c) Borrower may remain liable with respect to Debt disclosed to Lender in writing prior to the date of execution of this Agreement, and any refundings, refinancings, or extensions thereof;

                          (d) Borrower may become and remain liable with respect to Debt secured by Permitted Liens;

                          (e) Borrower may become and remain liable with respect to Debt which is used at the time of its incurrence to repay in full the outstanding principal balance on all of the Loan or the Junior Loan and any and all accrued and unpaid interest thereon;

                          (f) Borrower may become and remain liable with respect to Debt incurred in connection with any liability under the lease for the Aircraft which liability was the responsibility of the "lessor" of the Aircraft pursuant to an agreement between Lender and such lessee prior to the date of the Borrowing of the Loan for the Aircraft;

                          (g) Borrower may become liable with respect to Debt incurred in the ordinary and usual course of business in an amount outstanding not to exceed, in the aggregate, Two Hundred Thousand U.S. Dollars (US$ 200,000).

                 10.2 Restriction on Fundamental Changes. Borrower shall not change its name, materially change the nature of its business, enter into any merger, consolidation, reorganization or recapitalization or reclassify its interests or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its businesses or Assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the businesses or Assets of, or stock or other evidence of beneficial ownership of, any Person, except:

                          (a) Borrower may sell, assign, transfer, convey, or otherwise dispose of businesses or Assets in accordance with the provisions of Section 10.3 hereof; and

                          (b) Upon thirty (30) calendar days prior written notice to Lender, Borrower may change its name.

                 10.3 Sale of Assets. Borrower shall not sell, assign, transfer, convey, or otherwise dispose of its Assets, whether now owned or hereafter acquired, except for the sale of the Aircraft by Borrower to any Person; provided, however, that the proceeds from such sale are at least equal to the outstanding principal balance of the Loan, the Junior Loan and any and all accrued and unpaid interest on the Loan and the Junior Loan. The proceeds of any sale of the Aircraft will be applied to the Loan and the Junior Loan and otherwise as set forth in Article 5 hereof.

                 10.4 Liens. Borrower will not create, incur, assume or suffer to exist any Lien (including any encumbrance or security interest) of any kind upon any of its Assets, whether now owned or hereafter acquired, except for Permitted Liens.

                 10.5 Investments. Borrower shall not make or own any Investment, directly or indirectly, in any Person, except (a) cash equivalents,
(b) Borrower may maintain any Investment existing on the date hereof or in any Person previously disclosed to Lender in writing, and (c) Borrower may maintain any Investment which Lender has approved of in writing prior to Borrower making or committing to make such Investment.

                 10.6     Restrictions on Distributions and Dividends.
Borrower shall not directly or indirectly, make or declare, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, retirement of, or redeem, purchase, retire, or otherwise acquire any shares or interests of any of Borrower's partnership interests, whether now or hereafter outstanding directly or indirectly, whether in cash or property or in obligations, except:

                 (a) Borrower may pay dividends or make payment distributions, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing; and

                 (b) Borrower may pay dividends or make payment distributions with the amounts received by Borrower pursuant to the terms and conditions of Section 5.1, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing.

                 10.7 Preservation of Lender's Security Interest and Title to the Aircraft. Borrower shall not, without the prior written consent of Lender, knowingly do or take or omit to take any acts or things which might prejudice the rights and remedies of Lender's valid security interest or title in the Aircraft, or in the Lease, irrespective of whether such is in effect from time to time.

                 10.8 Capital Expenditures. Other than the acquisition of the Aircraft or the acquisition of any parts, components, accessories, or equipment necessary for the operation or lease of the Aircraft, Borrower shall not make any capital expenditure during any fiscal year during the term of this Agreement, if, any after giving effect thereto, the aggregate amount of all capital expenditures incurred by Borrower during such fiscal year would exceed Two Hundred Thousand U.S. Dollars (US$ 200,000); provided, however, that (a) the acquisition of the Aircraft and the acquisition of any Parts, necessary for the operation or lease of the Aircraft is not considered a capital expenditure for purposes of this Section 10.8, and (b) the acquisition of any Parts in order to comply with an airworthiness directive of the FAA or the aviation authority where the Aircraft is registered is not considered a capital expenditure for purposes of this Section 10.8.

                 10.9 Conduct of Business. Except as may be permitted by the other provisions of this Section 10, Borrower shall not engage in any business other than the businesses which Borrower is engaged in as of the date hereof, or any business activities related thereto (such business activities include the leasing of the Aircraft to various Persons).

         11.     EVENTS OF DEFAULT

                 11.1 Events of Default. The occurrence of any one or more of the following described events (each, an "Event of Default") shall constitute a default hereunder:

                          (a) Failure to Make Payments When due. Borrower shall fail to pay when due, any amount owing hereunder or under the Aircraft Secured Promissory Note with respect to the principal and interest on the Loan when such amount is due, whether at stated maturity, as a result of a mandatory repayment requirement, by acceleration, by notice of prepayment, or otherwise and such failure is not cured within three (3) Business Days after written notice from Lender of the occurrence thereof; or

                          (b) Default in Other Agreements. (i) Borrower shall default (as principal or guarantor or other surety) in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any monetary obligation with respect to (howsoever designated) any Debt, (including the Junior Loan) whether such Debt now exists or shall hereafter be created; or (ii) An event of default, as defined in any mortgage, indenture, interest rate swap agreement, or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of, or Debt guaranteed by, Borrower whether such Debt now exists or shall hereafter be created, shall occur and Borrower shall permit such Debt to become due and payable prior to its stated maturity or due date;

                          (c) Breach of Certain Covenants. (i) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Article 10 hereof; or (ii) Borrower shall default in the performance of or compliance with any term contained in this Agreement other than those referred to in Sections 11.1(a), 11.1(c)(i), and 11.1 (d) and such default shall not have been remedied or waived within ten (10) calendar days after receipt of notice from Lender of such default (if Borrower is using diligent and best efforts to cure such default, then Borrower will have the reasonable number of days necessary to cure such default (not to exceed thirty (30) days));

                          (d) Breach of Representation or Warranty. Any financial statement, representation, warranty, or certification made or furnished by Borrower under this Agreement shall, at any time, prove to have been materially false, incorrect, or incomplete when made, effective, or reaffirmed, as the case may be; or

                          (e)     Bankruptcy; Assignment for the benefit of
         Creditors.   Borrower makes an assignment for the benefit of
         creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the Assets of Borrower or if Borrower or its limited partners, as applicable, takes any action looking to the dissolution or liquidation of Borrower; or

                          (f) Appointment of Receiver. Within sixty (60) days after the commencement of an action against Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action is not dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower stayed, or if stayed such stay order is thereafter set aside, or if, within sixty (60) days after the appointment without the consent of Borrower as applicable, the receiver, or the liquidator of Borrower or all or any substantial part of the Assets of Borrower or, such appointment is not vacated; or

                          (g)     Judgments and Attachments.

                                  (i)      A final judgment for money, the
                 uninsured portion of which is in excess of Five Hundred Thousand U.S. Dollars (US $500,000) is rendered against Borrower and within thirty (30) days after the entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within thirty (30) days after the expiration of any such stay, such judgment is not discharged; or

                                  (ii)     a judgment creditor shall obtain
                 possession of any material portion of the Assets of Borrower by any means, including without limitation, levy, distraint, replevin, or self-help; or

                 (h) Default Under Related Documents, etc. Borrower shall fail to observe or perform any term, covenant, condition, agreement, or obligation to be observed or performed by it under the Related Documents, and:
(i) such failure arises out of the granting by Borrower of a Lien upon any of the Assets of Borrower in favor of any Person, except for Permitted Liens; or
(ii) such failure arises out of any other act or failure to act of Borrower which act adversely affects the Liens granted in favor of Lender by Borrower; or (iii) such failure arises other than under the circumstances set forth in clauses (i) and (ii) above and continues for Fifteen (15) calendar days after notice of such failure from Lender (if Borrower is using diligent and best efforts to cure such default, then Borrower will have the reasonable number of days necessary to cure such default (not to exceed thirty (30) days)); or (iv) such failure arises other than under the circumstances set forth in clauses (i) and (ii) above and continues for thirty (30) calendar days after Lender is notified of such failure by Borrower.

                          (i)     Insurance.  Borrower fails or has failed to
cause Lessee or any subsequent lessee to obtain or maintain the insurance required by this Agreement.

                 11.2     Remedies.  Upon the occurrence of an Event of
                          Default:

                          (a) If such Event of Default arises under Sections 11.1(e) or 11.1(f), then the unpaid principal amount of and any accrued interest on the Loan and any other amounts owing hereunder, under the Aircraft Secured Promissory Note or under the other Transaction Documents shall automatically become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

                          (b) In the case of any other Event of Default, Lender, by written notice to Borrower, shall declare all of the Loan to be, and the same shall forthwith become, due and payable, together with any and all accrued interest thereon, and any other amounts owing hereunder, under the Aircraft Secured Promissory Note or under the other Transaction Documents.

Upon acceleration, Lender, without notice to or demand upon Borrower, which are expressly waived by Borrower, to the fullest extent permitted by law, may proceed to protect, exercise, and enforce its rights and remedies hereunder and under the Aircraft Secured Promissory Note, the Mortgage and the Related Documents, and any other rights and remedies as are provided by law or equity. Lender may determine, in its sole discretion, the order and manner in which Lender's rights and remedies are to be exercised, and all payments received by Lender, or any one or more of them, shall be applied as follows (regardless of how Lender may treat the payments for the purpose of its own accounting): first, to all out-of-pocket expenses (including reasonable attorneys' fees) incurred by Lender in enforcing any Debt of Borrower hereunder, or in collecting any payments due hereunder or under the Aircraft Secured Promissory Note; second, to accrued and unpaid interest on the Loan; third, to the outstanding principal balance of the Loan, fourth, to any other Debt of Borrower owing to Lender; and fifth, any remainder to Borrower.

                 12.      EXPENSES AND INDEMNITIES

                          12.1    Expenses.  Irrespective of whether the
transactions contemplated hereby shall be consummated, Borrower hereby agrees to pay on demand: (a) filing, recording, publication, search and title fees paid or incurred by or on behalf of Lender in connection with the transactions contemplated by, and the administration of this Agreement, the Aircraft Secured Promissory Note, and the Related Documents; (b) the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by Lender to correct any default or to enforce any provision of this Agreement, the Aircraft Secured Promissory Note, any of the Related Documents, or any other document or instrument contemplated hereby or thereby against Borrower; and (c) the reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred by Lender in connection with any bankruptcy or other insolvency proceeding, reorganization, workout, composition, or other credit arrangement of Borrower.

                          12.2    Indemnity.  In addition to the payment of
expenses pursuant to Section 12.1 hereof, and irrespective of whether the transactions contemplated hereby shall be consummated, Borrower hereby agrees to indemnify, exonerate, pay, and hold harmless Lender, and the officers, directors, employees, and agents of and counsel to Lender (collectively, the "Indemnitees" and individually, an "Indemnitee") from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, of any kind or nature whatsoever, including the reasonable fees and expenses of counsel to Indemnitees, in connection with any investigative, administrative, or judicial proceeding, irrespective of whether such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement, any Loan hereunder, the use or intended use of the proceeds of the Loan, or the consummation of the transactions contemplated by this Agreement (the "Indemnified Liabilities"); provided, however, that Borrower's obligations to indemnify shall not extend to any losses, damages, liabilities, actions, or claims against any Indemnitee arising as a result of the gross negligence or willful misconduct of such Indemnitee. Each Indemnitee shall promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 12.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, Borrower, to the extent directed by such Indemnitee, will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to such Indemnitee); provided, however, that Borrower's obligation to so resist or defend any such action, suit, or proceeding shall exist if and only if Borrower is directed to do so by the Indemnitee. Such Indemnitee will use its best efforts to cooperate in the defense of any such action, suit, or proceeding. In the event that the Indemnitee does not direct Borrower to resist or defend any action, suit, proceeding or cause and Borrower desires to resist or defend such action, suit, proceeding or cause, then

Borrower and such Indemnitee will discuss and establish the terms and conditions on which Borrower may defend such action, suit, proceeding or cause. To the extent that the undertaking to indemnify, exonerate, pay, and hold harmless set forth in this Section 12.2 may be unenforceable because it is violative of any law or public policy as determined by a final judgment of a court of competent jurisdiction, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Borrower under this
Section 12.2 shall survive the termination of this Agreement and the discharge of Borrower's other obligations hereunder.

                 12.3 Currency Indemnity. If under any applicable law, whether as a result of judgment against Borrower or the liquidation of Borrower or for any other reason, any payment hereunder is made or recovered in a currency other than United States Dollars then, to the extent that the payment (when converted into United States Dollars at the "rate of exchange" on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Agreement, Borrower will as a separate and independent obligation, fully indemnify Lender against the amount of the shortfall. If the payment exceeds the amount unpaid under this Agreement, Lender will remit such excess to Borrower. For the purposes of this paragraph "rate of exchange" means the rate at which Lender is able on the relevant date to purchase United States Dollars in New York or London (at Lender's option) with such other currency.

                 13.      MISCELLANEOUS

                 13.1 Setoffs. Nothing in this Agreement shall be deemed to constitute a waiver or prohibition of the Lender's right of setoff and Borrower hereby expressly acknowledges that the Lender has such rights.

                 13.2 Entire Agreement. This Agreement and the documents and agreements referred to and incorporated herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and the transactions contemplated hereby.

                 13.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Borrower and Lender may not assign or transfer any interest or rights hereunder without the prior written consent of the other party

(which consent will not be unreasonably withheld) and any such prohibited assignment shall be absolutely void.

                 13.4 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which Lender may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or an acquiescence in any breach or default under this Agreement or any document delivered pursuant hereto nor shall any waiver of any breach or default of Borrower hereunder be deemed a waiver of any subsequent default or breach. The rights and remedies of Lender specified herein are cumulative and not exclusive of any rights or remedies which Lender would otherwise have either at law or in equity.

                 13.5 Survival. All representations, warranties and agreements contained herein on the part of Borrower shall survive the making of the Loan hereunder and all such representations, warranties and agreements shall be effective so long as any portion of the principal of the Loan or any interest thereon is unpaid.

                 13.6 Notices. Any notice, request or information required or permissible under this Agreement will be in writing and in English. Notices will be delivered in person or sent by fax, letter (mailed airmail, certified and return receipt requested), or by expedited delivery addressed to the parties as set forth below in this Section. In the case of a fax, notice will be deemed received upon actual receipt (in the case of a fax notice, the date of actual receipt will be deemed to be the date set forth on the confirmation of receipt produced by the sender's fax machine immediately after the fax is sent). In the case of a mailed letter, notice will be deemed received on the tenth (10th) day after mailing. In the case of a notice sent by expedited delivery, notice will be deemed received on the date of delivery set forth in the records of the Person which accomplished the delivery. If any notice is sent by more than one of the above listed methods, notice will be deemed received on the earliest possible date in accordance with the above provisions. Notices will be addressed as follows:

                 Lender:

                          CITY NATIONAL BANK
                          Westside Commercial Banking Center
                          400 No. Roxbury Drive, 3rd Floor
                          Beverly Hills, CA 90210

                          Telecopier:  213-888-6099

                          Telephone:  213-888-6113

                          ATTENTION:  Damien Doss, V.P.

                 With a copy to:

                          CITY NATIONAL BANK
                          Legal Department
                          400 No. Roxbury Drive, 5th Floor
                          Beverly Hills, CA 90210

                          Telecopier:  310-888-6232
                          Telephone:  310-888-6260

                         ATTENTION:  Arthur G. Spence, Associate General Counsel

                 Borrower:

                          IAI ALASKA I CORPORATION
                          1210 S. Valley View Boulevard, Suite 202
                          Las Vegas, Nevada 90102

                          Telecopier:  702/880-3440
                          Telephone:  702/880-1000

                          ATTENTION:  President

                 With a copy to:

                          INTERNATIONAL AIRCRAFT INVESTORS
                          3655 Torrance Boulevard, Suite 410
                          Torrance, California 90503

                          Telecopier:  310/316-8145
                          Telephone:  310/316-3080

                          ATTENTION:  President

                 13.7 Termination. This Agreement shall terminate when all obligations of Borrower incurred hereunder, under the Aircraft Secured Promissory

Note, any Transaction Document, or under any other agreement executed and delivered in connection herewith have been discharged in full.

                 13.8 Waivers and Amendments. No amendment, modification, restatement, supplement, termination, or waiver of or to, or consent to any departure from, any provision of this Agreement, the Aircraft Secured Promissory Note, or the Related Documents, shall be effective unless the same shall be in writing and signed by Lender and Borrower.

                 13.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                 13.10 Severability of Provisions. Any provision of this Agreement, the Aircraft Secured Promissory Note, or the Related Documents which is illegal, invalid, prohibited, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition, or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 13.11 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENT: (A) THIS AGREEMENT, THE AIRCRAFT SECURED PROMISSORY NOTE, AND THE OTHER TRANSACTION DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS AGREEMENT, THE AIRCRAFT SECURED PROMISSORY NOTE, AND THE OTHER TRANSACTION DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                 13.12 JURISDICTION AND VENUE. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT, THE AIRCRAFT SECURED PROMISSORY NOTE, OR THE OTHER TRANSACTION DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE

COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER OR JURISDICTION OVER THE MATTER IN CONTROVERSY. LENDER AND BORROWER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 13.12 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE AIRCRAFT SECURED PROMISSORY NOTE, OR THE OTHER TRANSACTION DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER OR LENDER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED IN
SECTION 13.6 ATTACHED HERETO. BORROWER AGREES THAT ANY FINAL JUDGMENT RENDERED AGAINST IT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AS TO THE SUBJECT OF SUCH FINAL JUDGMENT AND MAY BE ENFORCED IN OTHER JURISDICTIONS IN ANY MANNER PROVIDED BY LAW.

                 13.13 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, THE AIRCRAFT SECURED PROMISSORY NOTE, OR THE OTHER TRANSACTION DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, THE AIRCRAFT SECURED PROMISSORY NOTE, OR THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE

DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

                 13.14 Headings. Article and Section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or affect the construction of this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


CITY NATIONAL BANK, a National             IAI ALASKA I CORPORATION,
a Banking Association                      a Nevada Corporation



By:  /s/ Damien Doss                       By:  /s/ Michael P. Grella
   --------------------------                 ---------------------------
Its:     Vice-President                    Its:     President
    -------------------------                  --------------------------




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